Exhibit 99.1

Press Release For Immediate Release

Independent Bank Group, Inc. to

Acquire Integrity Bancshares, Inc.

McKINNEY, Texas, November 28, 2017 — Independent Bank Group, Inc. (NASDAQ: IBTX), the holding company for Independent Bank, today announced that Independent Bank Group has entered into a definitive agreement to acquire Integrity Bancshares, Inc. and its subsidiary, Integrity Bank SSB, Houston, Texas.

Integrity Bancshares, through Integrity Bank, operates four full service banking locations in the Houston metropolitan area. As of September 30, 2017, Integrity Bancshares, Inc., on a consolidated basis, reported total assets of $805 million, total deposits of $679 million, and total equity capital of $84 million.

Independent Bank Group Chairman and Chief Executive Officer David R. Brooks stated “We are pleased to announce our third acquisition in Houston, adding to our presence in this dynamic market. Integrity Bank has a demonstrated history of growth and strong earnings with locations in some of the most attractive markets in the Houston area.” Mr. Brooks continued, “Integrity Bank brings a skilled team of experienced bankers as well as a dedicated group of employees. We are delighted to welcome Integrity Bank’s clients, shareholders, and employees to Independent Bank Group.”

Charles M. Neff, Jr., President and CEO of Integrity Bancshares said, “We are excited to be joining a successful and community-oriented bank group. We view this as an opportunity to become part of a larger community bank that will afford our customers with continued local decision-making while offering a broader array of products and the convenience of a larger branch network. Independent Bank Group is the ideal partner for the long-term value of our shareholders, and we believe our franchise will meaningfully contribute to the combined company.”

Under the terms of the Agreement, Independent Bank Group will issue 2,072,131 shares of Independent Bank Group common stock and pay cash in the aggregate amount of $31.6 million to the shareholders and option holders of Integrity. If Integrity’s tangible equity is greater than $84 million at closing, Integrity will be permitted to pay a pre-closing cash distribution to its shareholders in an amount equal to any such excess. The cash portion of the merger consideration will be reduced on a dollar for dollar basis to the extent that Integrity’s tangible equity is less than $84 million at closing.

The merger has been approved by the Boards of Directors of both companies and is expected to close during the second quarter of 2018, although delays may occur. The transaction is subject to certain conditions, including the approval by shareholders of Integrity, and customary regulatory approvals.

Independent Bank Group was advised in the Integrity transaction by Piper Jaffray & Co. as financial advisor, which also rendered a fairness opinion to Independent Bank Group regarding the transaction, and by Haynie Rake Repass & Klimko, PC as legal counsel. Integrity was advised by Sandler + O’Neill Partners, LP as financial advisor and Jackson Walker LLP as legal counsel.

In addition to the information contained within this announcement, an Investor Presentation has been furnished to the Securities and Exchange Commission on Form 8-K (www.sec.gov) and posted on Independent Bank Group’s website (www.ibtx.com) containing additional information regarding this transaction.

No Offer or Solicitation

This press release does not constitute an offer to sell, a solicitation of an offer to sell, or the solicitation or an offer to buy any securities. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirement of Section 10 of the Securities Act of 1933, as amended.

About Independent Bank Group

Independent Bank Group, through its wholly owned subsidiary, Independent Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Independent Bank Group operates in four market regions located in the Dallas/Ft. Worth, Austin, and Houston, Texas and the Colorado Front Range areas.

Forward Looking Statements

Certain statements contained in this press release and related presentations that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1993, as amended. These forward-looking statements include information about our possible or assumed future economic performance future results of operations, including our future revenues, income, expenses, provision for loan losses, provision for taxes, effective tax rate, earnings per share and cash flows, and our future capital expenditures and dividends, future financial condition and changes therein, including changes in our loan portfolio and allowance for loan losses, future capital structure or changes therein, as well as the plans and objectives of management for our future operations, future or proposed acquisitions, the future or expected effect of acquisitions on our operations, results of operations, financial condition, and future economic performance and the statements of the assumptions underlying any such statement. Such statements are typically, but not exclusively, identified by the use in the statements of words or phrases such as “aim”, “anticipate”, “estimate”, “expect”, “goal”, “guidance”, “intend”, “is anticipated”, “is expected”, “is intended”, “objective”, “plan”, “projected”, “projection”, “will affect”, “will be”, “will continue”, “will decrease”, “will grow”, “will impact”, “will increase”, “will incur”, “will reduce”, “will remain”, “will result”, “would be”, variations of such words or phrases (including where the word “could”, “may”, or “would” is used rather than the word “will” in a phrase) and similar words and phrases indicating that the statement addresses some future result, occurrence, plan or objective. The forward-looking statements that we make are based on our current expectations and assumptions regarding our business, the economy, and other future conditions. Because forward-looking statements relate to future results and occurrences, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict. Many possible events or factors could affect our future financial results and performance and could cause those results or performance to differ materially from those expressed in the forward-looking statements. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on Independent Bank Group, Inc. is available in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016, its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2017 and its other filings with the SEC.

Additional Information about the Merger and Where to Find It

In connection with the proposed acquisition of Integrity Bancshares, Independent Bank Group will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of Independent Bank Group’s common stock to be issued to the shareholders of Integrity Bancshares. The registration statement will include a proxy statement/prospectus which will be sent to the shareholders of Integrity Bancshares seeking their approval of the proposed transaction.

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT ON FORM S-4, THE PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4 AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IN CONNECTION WITH THE PROPOSED TRANSACTION BECAUSE THESE DOCUMENTS DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT INDEPENDENT BANK GROUP, INTEGRITY BANCSHARES, AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the Securities and Exchange Commission at www.sec.gov or from Independent Bank Group at its website, www.ibtx.com. Documents filed with the SEC by Independent Bank Group will be available free of charge by directing a request by telephone or mail to Independent Bank Group, Inc., 1600 Redbud Blvd., Suite 400, McKinney, Texas 75069, 972-562-9004.

Participants in the Transaction

Independent Bank Group, Integrity Bancshares and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Integrity Bancshares in connection with the proposed transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the proxy statement/prospectus regarding the proposed transaction when it becomes available. Additional information about Independent Bank Group, and its directors and officers may be found in the definitive proxy statement of Independent Bank Group relating to its 2017 Annual Meeting of Stockholders filed with the SEC on April 28, 2017. The definitive proxy statement can be obtained free of charge from the sources described above.

Contacts:

Analysts/Investors:

Michelle Hickox

Executive Vice President and Chief Financial Officer

(972) 562-9004

mhickox@ibtx.com

Media:

Peggy Smolen

Vice President Marketing & Communications

(972) 562-9004

psmolen@ibtx.com

Source: Independent Bank Group, Inc.

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